Contact: Julia McCartney, 714.667.8252, ext. 230

julia.mccartney@grubb-ellis.com

Grubb & Ellis Apartment REIT Acquires
AMLI at Kedron Village in Peachtree City, Ga.

SANTA ANA, Calif. (July 2, 2008) – Grubb & Ellis Apartment REIT, Inc. today announced the acquisition of AMLI at Kedron Village, a 216-unit Class A multifamily community in the Atlanta suburb of Peachtree City, Ga.

Located at 100 Hyacinth Lane, AMLI at Kedron Village consists of approximately 252,000 of rentable square feet situated on approximately 21.6 acres of land. Completed in 2001, the property comprises six townhouse buildings offering two- and three-bedroom apartments, seven three-story garden apartment buildings offering between one- and three-bedroom apartments, one single story leasing center and four detached garages. There are 14 floor plans that vary in unit size from approximately 698 square feet to roughly 1,826 square feet. Property amenities include a fitness center, business center, swimming pool and a car care center. Unit features may include full-size washer and dryer connections, kitchen pantries, walk-in closets, a fireplace and a patio or sunroom.

AMLI at Kedron Village offers easy access to State Route 74, is within one-half mile of Kedron Elementary School, and is surrounded by residential developments. The property is 93 percent occupied and provides a total of 425 parking spaces, including 100 direct-access garages, 20 detached garages and 305 surface parking spaces.

“AMLI at Kedron Village is a high quality asset with a history of a high tenancy rate,” said Grubb & Ellis Apartment REIT Chief Executive Officer Stanley J. Olander, Jr. “This property allows us to stay in line with the Grubb & Ellis Apartment REIT investment strategy by further diversifying the portfolio with a property that we expect will provide our investors with a strong and stable cash flow.”

Peachtree City has multiple recreational attractions, including a lake, an amphitheatre, three golf courses, a tennis center and a dog park.

According to Fortune Magazine, Atlanta ranks third among cities in the nation with the most Fortune 500 headquarters, and is home to Coca-Cola, Home Depot, United Parcel Service and Delta Air Lines. Additionally, the Greater Atlanta region boasts an unemployment rate of 4.9 percent as of April 2008, lower than the national rate of 5.5 percent, according to the United States Bureau of Labor Statistics.

Grubb & Ellis Apartment REIT purchased AMLI at Kedron Village from AMLI Residential and Prudential Real Estate Investors, represented by Greg Engler, Patrick Jones and Kris Mikkelsen of Engler Financial Group, LLC. Freddie Mac financing was arranged by Don Marshall, Mike Bryant and John Reed with Capmark Finance.

As of June 20, 2008, Grubb & Ellis Apartment REIT has sold approximately 12 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $120 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Apartment REIT offers a monthly distribution of seven percent per annum and, as of June 27, 2008, has made 12 geographically diverse acquisitions with a total portfolio valued at approximately $304 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Apartment REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Apartment REIT portfolio, and the enhancement of stockholder value. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Greater Atlanta area; the strengths and financial condition of AMLI at Kedron Village; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.